Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated April 3, 2009	Registration No. 333-158395

CORPORATE OFFICE PROPERTIES TRUST

COMMON SHARES OF BENEFICIAL INTEREST

This prospectus supplement no. 1 supplements and amends the prospectus dated April 3, 2009 relating to the resale from time to time by certain selling shareholders of our common shares of beneficial interest that may be issued in exchange for or on redemption of our 3.50% Exchangeable Senior Notes Due 2026.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The number of common shares issuable upon exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the current conversion rate of 19.1911 common shares per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling shareholders will be set forth in prospectus supplements from time to time, if required. The number of common shares owned by the other selling shareholders or any future transferee from any such holder assumes that they do not beneficially own any common shares other than the common shares that we may issue to them in exchange for or on redemption of the notes.  All information regarding the number of common shares beneficially owned by the selling shareholder named in this prospectus supplement has been provided to us by the selling shareholder.

	Number of Shares Beneficially Owned	Number of Other Shares Beneficially Owned and	Percent of All Common Shares Beneficially Owned	Beneficial Ownership After Resale of Shares
Selling Shareholder	and Offered Hereby(1)	Not Offered Hereby	Before Resale(2)	Number of Shares	Percent

Inflective Convertible Opportunity Fund I, LP (3)+	67,168	—	*	—	*
Inflective Convertible Opportunity Fund I, LTD (3)+	191,911	—	*	—	*
Institutional Benchmarks Series-IVAN Segregated Account (3)+	28,786	—	*	—	*
Lyxor/Inflective Convertible Opportunity Fund (3)+	19,191	—	*	—	*
TD Securities (USA) LLC +	95,955	—	*	—	*

*                Indicates less than one percent (1%).

+                The selling shareholder has identified that it is, or is an affiliate of, a registered broker-dealer. The selling shareholder has represented that it acquired its securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that the selling shareholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(1)         Represents the maximum number of common shares issuable in exchange for or on redemption of all of the selling shareholder’s notes, based on the current conversion rate applicable to the notes of 19.1911 common shares per $1,000 principal amount of notes.  This conversion rate is, however, subject to adjustment.  As a result, the number of our common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)         Calculated based on 59,419,001 common shares outstanding as of October 21, 2010.  In calculating this amount for the selling shareholder named in this prospectus supplement, we treated as outstanding the number of common shares in exchange for or on redemption of all of that selling shareholder’s notes, but we did not assume conversion of any other selling shareholder’s notes.

(3)         Includes common shares registered for sale by this selling shareholder pursuant to a previous prospectus.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2011